Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE YEAR

ENDED DECEMBER 31, 2018

MELVILLE, N.Y., March 27, 2019 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the year ended December 31, 2018. The Company is reporting full-year 2018 net revenue of $64,995,000, compared to full-year 2017 net revenue of $58,974,000. Additionally, for full-year 2018, the Company is reporting income before taxes of $1,109,000, compared to full-year 2017 loss before income taxes of $249,000. After giving effect to income tax expenses, the Company is reporting net income for the full-year 2018 of $856,000, compared to a net loss of $884,000, for the full-year of 2017. In 2017, the Company recorded a tax expense of $635,000, driven by the Tax Cuts and Jobs Act of 2017, which became effective in December 2017.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “On behalf of our entire organization, I am proud and pleased to report that P&F’s 2018 net revenue increased more than ten percent over the prior year. Key components to the revenue growth were, continued improvement in our Aerospace, Industrial/catalog and Automotive sectors, along with stronger results at Hy-Tech, primarily due to the increasing success of the OEM-Engineered Solutions initiative. Additionally, shipments to The Home Depot during 2018 increased just under $1.2 million, compared to shipments in 2017, due primarily to the roll-out of a new and improved line of pneumatic hand tools, which is now being marketed as The Home Depot’s Husky brand. The aforementioned improvements to our revenue was partially offset by our decision in late 2017 to exit our relationship with Sears.”

Mr. Horowitz continued, “The adoption of the new revenue recognition standard requires us to account for certain expenses during 2018, as a reduction to gross revenue that were, prior to the adoption on January 1, 2018, accounted for in our selling, general and administrative expenses. While the adoption of this new accounting standard did not affect our net income, it did cause our full year 2018 revenue, gross profit and SG&A each to decrease by $1,007,000. Taking this into consideration, our consolidated 2018 gross margin was only one basis point below the gross margin for 2017. It should be noted that Hy-Tech’s gross margin improved 3.3 percentage points, while Florida Pneumatics’ gross margin, which was directly impacted by the new standard, declined 0.9 percentage points.”

Mr. Horowitz concluded his remarks by adding, “We remain focused on being a key provider of power hand tools and accessories. We are confident that our ongoing developmental efforts and enhancements to our existing product lines will continue to pave the way for future growth, both in the United States, as well as internationally, where we have recently launched a new sales initiative, which will be spearheaded by a recently appointed Director of European sales and operations. Lastly, we plan to continue our pursuit of business opportunities, which include acquisitions of complementary businesses, as well as new market initiatives.”

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The Company will be reporting the following.

We determined that, based on a number of factors including Sears’ continuing financial difficulties, the sale of the Craftsman brand by Sears to Stanley Black & Decker, and our level of working capital exposure in relation to our return on that investment pertaining to Sears, it was in our best interest not to renew a supply agreement between us and Sears, effective September 30, 2017. As a result, the comparative results discussed below reflect sales attributable to shipments to Sears during 2017, whereas there were no shipments to Sears in 2018.

During the third quarter of 2018, Florida Pneumatic commenced the shipment to The Home Depot (“THD”) of an improved line of pneumatic tools, which replaced much of THD’s previous product offering. Gross margin for the new product line is projected to be approximately 2% less than recent historic levels. Further, in an effort to assist THD in promoting the roll out of the new products, Florida Pneumatic agreed to contribute approximately $1,088,000 to THD. This contribution is being ratably amortized over a four-year period commencing August 2018, and will be tested for impairment during said period.

We adopted ASC 606 effective January 1, 2018. The most significant impact of this adoption to our results of operations was that beginning January 1, 2018 we now classify certain expenses as deductions against gross revenue, that prior to the adoption, were accounted for as a selling expense. The adoption of ASC 606 reduced our 2018 revenue, gross profit and selling expenses approximately $1,007,000.

Effective July 6, 2018, the Office of the United States Trade Representative (“USTR”) announced that an additional 25% tariff be imposed on certain Chinese-made products. This additional tariff raised the cost of a significant number of products that we sell, primarily to THD. We were able to pass through most of the costs associated with the additional tariffs. Further, the USTR announced that effective September 24, 2018, a new group of Chinese–made products was subject to an additional 10% tariff. The USTR stated that commencing January 1, 2019, an additional tariff of 15% would be imposed on this second group of products increasing the additional tariff to 25%.  It was later announced that this proposed additional 15% increase would be delayed until March 1, 2019. However, in February 2019, President Trump delayed imposing the additional 15% tariffs on Chinese goods, citing substantial progress was being made in the on-going international trade talks between the United States and China.

Based on conversations with our overseas suppliers and THD relating to additional costs to be incurred effective January 1, 2019 relating to the September 24, 2018 tariff of 10.0%, we believe we are able to avoid substantially all of the impact of such tariffs. There is no guarantee that we will be able to avoid some or all of the impact associated with potential additional 15% tariffs discussed above. Should we be unable to avoid such additional costs, our gross margin on these products will be severely impacted, or could cause us to terminate or alter certain customer relationships.

Lastly, we believe that over time, several newer technologies and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. We continue to perform a cost-benefit analysis of developing or incorporating more advanced technologies in our tool platforms.

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

Unless otherwise discussed elsewhere, we believe that our relationships with our key customers and suppliers remain satisfactory.

REVENUE

The tables set forth below provide an analysis of our revenue for the years ended December 31, 2018 and 2017.

Consolidated

	Year Ended December 31,
	2018		2017		Increase
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Florida Pneumatic	$50,720,000	78.0%	$46,471,000	78.8%	$4,249,000	9.1%
Hy-Tech	14,275,000	22.0	12,503,000	21.2	1,772,000	14.2
Total	$64,995,000	100.0%	$58,974,000	100.0%	$6,021,000	10.2%

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Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Retail, Automotive, Industrial/catalog and the Aerospace market. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Year Ended December 31,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$18,234,000	35.9%	$19,894,000	42.8%	$(1,660,000)	(8.3)%
Automotive	14,430,000	28.5	13,901,000	29.9	529,000	3.8
Industrial/catalog	6,784,000	13.4	5,303,000	11.4	1,481,000	27.9
Aerospace	10,611,000	20.9	6,506,000	14.0	4,105,000	63.1
Other	661,000	1.3	867,000	1.9	(206,000)	(23.8)
Total	$50,720,000	100.0%	$46,471,000	100.0%	$4,249,000	9.1%

Key factors impacting Florida Pneumatic’s 2018 revenue, compared to 2017 revenue, include a net decline in shipments to its Retail customers. As previously disclosed, we elected not to renew an agreement with Sears, which expired September 30, 2017. This decision was the primary factor for a $3.5 million year over year decline in Sears’s revenue partially offset by increases in sales to THD of $1.2 million and $577,000 to another Retail customer. As the result of the adoption of ASC 606 discussed earlier, Florida Pneumatics’ 2018 revenue attributable to THD was reduced by $1,007,000, with a like amount reducing gross profit and our Selling and General and Administrative costs, discussed below. Additionally, during the third quarter of 2018, Florida Pneumatic shipped a new / refreshed line of pneumatic tools to THD. This roll-out was the primary factor for the increase in year over year improvement. It is likely that revenue from a roll-out of a new/refreshed line will not reoccur in 2019. The 27.9% year over year increase in Industrial/catalog revenue was due primarily to market conditions, and an improved product offering. Lastly, the most significant product line change at Florida Pneumatic was the improvement in Jiffy revenue. Jiffy, acquired in April 2017, enabled us to approach the aerospace sector with a much stronger brand. Jiffy’s monthly average revenue increased from $685,000 during the nine-month period ended December 31, 2017, to $884,000 for the twelve-month period ended December 31, 2018. Further, during 2018, Jiffy improved its manufacturing output thereby improving on-time delivery performance. Additionally, orders from a major aerospace manufacturer and a major tools distributor were key factors in their improved revenue. The reduction in revenue from our Other product lines was due to in part from the loss of a key supplier, and the change in Florida Pneumatic’s focus away from the smaller lines to the more profitable product lines.

Hy-Tech

 Hy-Tech designs, manufactures and sells a wide range of industrial products under the brands ATP, ATSCO, OZAT and NUMATX, which are categorized as “ATP” for reporting purposes and include products such as heavy-duty air tools, industrial grinders, impact sockets, gears and “Engineered Solutions” or OEM business. Thaxton is reported with its general machining business as “Other” below.

	Year Ended December 31,
	2018		2017		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$12,958,000	90.8%	$11,116,000	88.9%	$1,842,000	16.6
Other	1,317,000	9.2	1,387,000	11.1	(70,000)	(5.0)
Total	$14,275,000	100.0%	$12,503,000	100.0%	$1,772,000	14.2

Hy-Tech’s “Engineered Solutions” products offering, which is designed to market its engineering and manufacturing expertise, and develop different applications for their tools, motors and accessories continues to expand. Revenue from this offering during 2018 increased $574,000 or 54%, when compared to 2017. We believe the development of the Engineered Solutions offering will continue to provide Hy-Tech an opportunity to generate additional sources of revenue in the future. Additionally, ATSCO revenue improved $897,000 or 37% over the prior year. Further, revenue generated from its NUMATX product line, which we acquired in September of 2017, also increased more than $244,000, when compared to 2017 revenue. Further, 2018 revenue from the sale of ATP tools and parts along with OZAT sockets, in the aggregate, increased $175,000, or 3% over the prior year.

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Hy-Tech intends to focus on expanding its Engineered Solutions, NUMATX and other, newer expanding technologies and offerings. As such, it is possible that revenue from certain product lines and sectors, such as oil and gas, may decline.

GROSS MARGIN

	Year Ended December 31,		Increase/(Decrease)
	2018	2017	Amount		%
Florida Pneumatic	$18,554,000	$17,432,000	$1,122,000		6.4%
As percent of respective revenue	36.6%	37.5%	(0.9	)% pts
Hy-Tech	$4,633,000	$3,652,000	$981,000		26.9
As percent of respective revenue	32.5%	29.2%	3.3	% pts
Total Tools	$23,187,000	$21,084,000	$2,103,000		10.0
As percent of respective revenue	35.7%	35.8%	(0.1	)% pts

As discussed earlier, we adopted ASC 606, effective January 1, 2018. This adoption reduced Florida Pneumatics’ 2018 gross profit by $1,007,000, thus lowering its 2018 gross margin effectively by 1.2 percentage points. The additional tariffs imposed during the second half of 2018, discussed above, also negatively impacted Florida Pneumatics’ Retail gross margin. Further, various promotions and discounts offered during 2018 on our Automotive lines also contributed to the decline in year over year gross margin comparison. The previous factors were partially offset by improved gross margin in Aerospace, due primarily to improved manufacturing output resulting in greater overhead absorption, and to a lesser degree, product mix, and Industrial/catalog, the gross margin for which improved due to price increases and product mix.

Hy-Tech’s 2018 gross margin increased 3.3 percentage points, compared to 2017. Factors contributing to the positive change include, among other things: (a) the adjustment to Hy-Tech’s 2018 allowance for obsolete / slow moving inventory (“OSMI”) was less than the adjustment recorded in 2017, as inventory turns improved, which directly impacted the computation of Hy-Tech’s OSMI; (b) improved overhead absorption during 2018, compared to 2017 also contributed to the higher gross margin. While the gross margin on the Engineered Solutions revenue increased in 2018, compared to 2017, we believe that gross margin on the Engineered Solutions products should continue to increase as the result of manufacturing experience, and greater volume through the facility.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees as well as general corporate overhead and certain engineering expenses.

Our SG&A during 2018 was $21,705,000, compared to $21,034,000 in 2017. Stated as a percent of revenue, our SG&A declined 2.3 percentage points to 33.4% in 2018 from 35.7% in 2017. It should be noted that as the result of the adoption of the new revenue recognition standard ASC 606, discussed above, we now classify certain expenses totaling $1,007,000 as reductions against gross revenue that in 2017, prior to the adoption, were accounted for as variable expenses in our SG&A.

Significant components to the net dollar increase include: i) an increase in Jiffy SG&A expenses of $725,000, due primarily to a full year of SG&A in 2018, compared to 2017, which included expenses for only nine months; ii) a $751,000 increase in non-Jiffy compensation expenses that include base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, and iii) an increase of $114,000 in non-cash stock-based compensation. These increases were partially offset by: i) a decrease in non-Jiffy variable expenses, which include costs such as: commissions, advertising, travel and warranty of $394,000, due primarily to accounting for certain lower Retail revenue; ii) a reduction of professional fees of $491,000, most of which was due to the acquisition of Jiffy in 2017 and recruitment fees for executive positions at Hy-Tech in 2017, and iii) a reduction in depreciation and amortization of $113,000 due in part to certain assets being fully depreciated.

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OTHER EXPENSE - NET

The table below provides an analysis of our Other expense - net for the years ended December 31, 2018 and 2017:

	Year ended December 31,
	2018		2017
Escrow refund	$	---	$(27,000)
Fair value adjustment to contingent consideration - JIFFY		150,000	158,000
Total		$150,000	$131,000

Other expense - net for 2017 consisted primarily of an adjustment to the fair value of the contingent consideration obligation to the Jiffy Seller, partially offset by the receipt of the balance of an escrow related to the sale 2016 of the real property.

INTEREST EXPENSE - NET

	Year Ended December 31,
Interest expense – net attributable to:	2018	2017
Short-term borrowings	$118,000	$102,000
Term loans, including Capital Expenditure Term Loans	15,000	3,000
Amortization expense of debt issue costs	95,000	63,000
Interest income	(5,000)	---

Total	$223,000	$168,000

The 2018 interest expense on our short-term borrowing increased $16,000, compared to the prior year due to higher average interest rates and higher average borrowings. Interest on Term loans increased as the result of the creation of a new Capital expenditure loan. The increase in Amortization of debt issue costs is due primarily to the amortizing of certain costs incurred with the amendment to our Loan and Security Agreement in April 2017 that related to the Jiffy acquisition.

INCOME TAX EXPENSE

On December 22, 2017, the Tax Cuts and Jobs Act was enacted. Among other things this Act reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred, created new provisions related to foreign sourced earnings, eliminated the domestic manufacturing deduction and moves to a hybrid territorial system. At December 31, 2017, we had not completed our accounting for the tax effects of The Act; however, we made a reasonable estimate of the effects on our existing deferred tax balances and the one-time transition tax. In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin 118 ("SAB 118"), income tax effects of The Act were refined upon obtaining, preparing, and analyzing additional information during the measurement period. At December 31, 2018, the Company had completed its accounting for the tax effects of The Act.

The provision for income taxes in 2018 was $253,000, compared to $635,000, in 2017. Significant factors impacting the 2018’s net effective tax rate of 22.8%, were non-deductible permanent differences and state and local taxes, partially offset by the favorable impact caused by the remeasurement of the impact of the Act and benefits related to foreign tax differential.

We calculated our best estimate of the impact of the Act in our 2017 income tax provision in accordance with our understanding of the Act and guidance available and, as a result, recorded $643,000 as additional income tax expense in the fourth quarter of 2017, the period in which the legislation was enacted. The $643,000 referred to above consists of two parts. A provisional amount related to the remeasurement of certain deferred tax assets and liabilities, based on the rates at which they are expected to reverse in the future of $588,000, and a provisional amount related to the one-time transition tax on the mandatory deemed repatriation of foreign earnings which was $55,000 based on cumulative foreign earnings of $352,000. As a result, our income tax provision for entire 2017 $635,000, or an effective tax rate of 255.0%. As a result of the Act, we remeasured our U.S. Federal deferred tax assets and liabilities at the rate they are expected to reverse in the future. We recorded a cumulative charge of $588,000 ($0 in 2018 and $588,000 charge in 2017). The Act required a mandatory deemed repatriation of post-1986 undistributed foreign earnings, which resulted in a one-time transition tax. We recorded a cumulative charge of $16,000 ($39,000 benefit in 2018 and $55,000 charge in 2017).

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LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, accounts payable and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows and our Revolver Loan (“Revolver”) with our bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	December 31,
	2018	2017
Working capital	$22,323,000	$24,278,000
Current ratio	3.26 to 1	4.08 to 1
Shareholders’ equity	$45,535,000	$46,013,000

Credit facility

In October 2010, we entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended, among other things, provides the ability to borrow funds under a Revolver arrangement. Revolver borrowings are secured by the Company’s accounts receivable, inventory, equipment and real property. Additionally, there is a $1,600,000 line available for capital expenditures (“Capex line”). The Credit Agreement also includes a Term Loan, (the “Term Loan”) as defined in the Credit Agreement. This Term Loan remains in place to enable the Company and Capital One to facilitate future term loan borrowings more efficiently and less costly, should a need arise. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross-guaranteed by certain other subsidiaries. The Credit Agreement was to expire on February 11, 2019, however, we and the bank extended the Credit Agreement to February 8, 2024.

At our option, Revolver borrowings bear interest at either LIBOR (“London Interbank Offered Rate”) or the Base Rate, as the term is defined in the Credit Agreement, or a combination of the two, plus an Applicable Margin, as defined in the Credit Agreement. We are subject to limitations on the number of LIBOR borrowings.

Contemporaneously, with the acquisition of the Jiffy business, we entered into a Second Amended and Restated Loan and Security Agreement (the “2017 Agreement”) with Capital One. The 2017 Agreement, among other things, amended the Credit Agreement by: (1) increasing the maximum amount we can borrow under the Revolver Commitment (as defined) to $16,000,000, subject to certain borrowing base criteria, and (2) modifying certain borrowing base criteria as well as financial and other covenants. We incurred approximately $84,000 of debt issue costs in connection with the 2017 Agreement.

Applicable Margins rates at December 31, 2018 and 2017 were 1.50% and 1.75%, respectively. The Applicable Margin added to the Base Rate borrowings at December 31, 2017 were 0.50% and 0.75%, respectively.

At December 31, 2018, we had a $100,000 Term Loan borrowing which is included in Current maturities of long-term debt on the consolidated balance sheet. At December 31, 2018 and 2017, this Term Loan was at LIBOR plus the Applicable Margin.

In April 2018, we borrowed $400,000 against the Capex line. This borrowing is to be repaid in equal principle monthly installments of approximately $6,700, with the balance due at the Maturity Date, as defined in the Credit Agreement. $300,000 of this borrowing is at LIBOR plus Applicable Margin, with the balance of $100,000 at the Base Rate, plus Applicable Margin. The Applicable Margin added to the Base Rate, and LIBOR borrowing at December 31, 2018 was 1.50% and 0.50%, respectively. At December 31, 2018, the balance due on the Capex loan was approximately $353,000. This obligation at December 31, 2018 is included in Current maturities of long-term debt on our consolidated balance sheet.

At December 31, 2018, we had approximately $12,024,000 available under the Credit Facility.

We provide Capital One monthly financial statements, monthly borrowing base certificates and monthly certificates of compliance with various financial covenants. We believe we are in compliance with all financial and non-financial covenants. As part of the 2017 Agreement, if an event of default occurs, the interest rate would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

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We believe that should a need arise whereby the current credit facility is insufficient, we can borrow additional amounts against our real property or other assets.

Short–Term Borrowings

At December 31, 2018, our short-term or Revolver borrowing was $2,096,000, compared to $1,928,000, at December 31, 2017. Applicable Margin Rates, at December 31, 2018 for LIBOR and Base Rates were 1.50% and 0.50%, respectively, and 1.75% and 0.75%, respectively at December 31, 2017.

	LIBOR	Base Rate
	%	%

Range of Applicable Margins added to Revolver borrowings during 2018 and 2017:	1.50 points to 1.75 points	0.50 points to 0.75 points

Our average balance of short-term borrowings during 2018 was $3,113,000, compared to $3,092,000, during 2017.

The Company’s Term Loan borrowings are:

	December 31, 2018	December 31, 2017
Term Loan	$100,000	$100,000
Capex borrowing	354,000	—
Debt issue costs	(1,000)	(6,000)
	453,000	94,000
Less current maturities	453,000	—
	$—	$94,000

Cash Flows

At December 31, 2018, cash provided by operating activities for the year was $2,966,000, compared to cash provided by operating activities for the year ended December 31, 2017 of $4,634,000. At December 31, 2018, our cash balance was $999,000, compared to $1,241,000 at December 31, 2017. Cash at our UAT subsidiary at December 31, 2018 and 2017 was $227,000 and $501,000, respectively. We operate under the terms and conditions of the Credit Facility. As a result, all domestic cash receipts are remitted to Capital One lock-boxes.

Our total debt to total book capitalization (total debt divided by total debt plus equity) at December 31, 2018 was 5.3%, compared to 4.2% at December 31, 2017. We anticipate being able to generate cash from operations during 2019.

Capital spending during the year ended December 31, 2018 was $1,878,000, compared to $910,000 in 2017. Capital expenditures currently planned for 2019 are approximately $1,739,000, which we expect will be financed through the Credit Facility. The major portion of these planned capital expenditures will be for new metal cutting equipment, tooling and information technology hardware and software.

Subsequent to year-end, we borrowed approximately $3,000,000 to finance the repurchase of approximately 390,000 shares of our Common Stock.

In March 2016, our Board of Directors approved the initiation of a dividend policy under which the Company intends to declare quarterly cash dividends to its stockholders in the amount of $0.05 per quarter. During 2018 our Board of Directors approved the payment of dividends of $0.05 per common share to the shareholders of record in February 2018, May 2018, August 2018, and November 2018. During 2017, our Board of Directors voted to approve the payment of four quarterly dividends. As such, in February 2017, May 2017, August 2017, and November 2017, the Company paid a $0.05 per share dividend to the shareholders of record. The aggregate of such dividend payments was approximately $723,000 and $722,000 for the year ended December 31, 2018 and 2017, respectively. Our Board of Directors expects to maintain this dividend policy; however, the future declaration of dividends under this policy is dependent upon several factors, which includes such things as our overall financial condition, results of operations, capital requirements and other factors our board may deem relevant.

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On August 9, 2017, our Board of Directors authorized us to repurchase up to 100,000 shares of our Common Stock over a period of up to twelve months (the “2017 Repurchase Program”). On August 24, 2017, we announced that, pursuant to the 2017 Repurchase Program, we had adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. A plan under Rule 10b5-1 allows us to repurchase shares at times when it might otherwise be prevented from doing so by securities laws or because of self-imposed trading blackout periods. Repurchases made under the plan are subject to the SEC’s regulations, as well as certain price, market, volume, and timing constraints specified in the plan. Under the 2017 Repurchase Program, we repurchased 94,600 shares of its Common Stock, 46,878 during 2017 and 47,722 during 2018, at an aggregate cost of approximately $753,000.

On September 12, 2018, subsequent to the expiration of the 2017 Repurchase Program, our Board of Directors authorized us to repurchase up to 100,000 additional shares of our Common Stock (the “2018 Repurchase Program”) from time to time over the next twelve months through a 10b5-1 trading plan, and potentially through open market purchases, privately-negotiated transactions, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. On September 14, 2018, we announced that, pursuant to the 2018 Repurchase Program, we adopted a written trading plan in accordance with the guidelines specified under Rule 10b5-1 under the Securities Exchange Act of 1934. Repurchases made under the plan, that commenced on September 17, 2018, are subject to the SEC’s regulations, as well as certain price, market, volume, and timing constraints specified in the plan. Since the inception of the 2018 Repurchase Program through December 31, 2018, we repurchased 33,398 shares of our Common Stock at an aggregate cost of approximately $272,000.

In June 2018 and November 2018, we purchased 18,140 shares and 85,791 shares, respectively, of our Common Stock in two separate, privately negotiated transactions. These transactions were outside of the 2018 Repurchase Program and the 2017 Repurchase Program, pursuant to additional authorization of our Board of Directors at a total cost of $150,000 and $698,000, respectively. The June 2018 purchase price per share was equal to five percent below the average of the closing price of our Common Stock for the three days prior to the transaction. The November 2018 purchase price based on the average closing price over the three days prior to the date of transaction.

 At December 31, 2018, we had $6,700,000, of open purchase order commitments, compared to $7,138,000 at December 31, 2017.

Customer concentration

At December 31, 2018, THD accounted for 26.5% of our consolidated revenue, compared to 27.1% of 2017’s revenue. Further, accounts receivable at December 31, 2018 and 2017 from THD were 32.6% and 31.0%, respectively. There was no other customer that accounted for more than 10% of revenue or accounts receivable in 2018 or 2017.

 Unless otherwise discussed elsewhere, we believe that our relationships with our key customers and suppliers remain satisfactory.

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OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for March 27, 2019, at 11:00 A.M., Eastern Time, to discuss its full year 2018 results and financial condition. Investors and other interested parties who wish to listen to or participate can call 866-337-5532. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about March 28, 2019.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of power tools and accessories sold principally to the aerospace, industrial, automotive and retail, markets. P&F’s products are sold under its own trade names, as well as under the private labels of major manufacturers and retailers.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2019 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Exposure to fluctuations in energy prices;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Disruption in the global capital and credit markets;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with sourcing from overseas, including tariffs;
Importation delays
•	Customer concentration;
•	Adverse changes in currency exchange rates;
•	Impairment of long-lived assets and goodwill;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Interest rates;
•	Litigation and insurance;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Information technology system failures and attacks,

and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands $)	December 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)
Assets
Cash	$999	$1,241
Accounts receivable - net	9,574	10,047
Inventories	20,496	19,657
Prepaid expenses and other current assets	1,137	1,224

Total current assets	32,206	32,169

Net property and equipment	9,775	8,907
Goodwill	4,436	4,447
Other intangible assets - net	7,800	8,533
Deferred income taxes - net	628	872
Other assets – net	741	110
Total assets	$55,586	$55,038

Liabilities and Shareholders’ Equity
Short-term borrowings	$2,096	$1,928
Accounts payable	2,755	2,443
Accrued compensation and benefits	2,336	1,944
Accrued other liabilities	1,243	1,576
Current maturities of long-term debt	453	---
Contingent consideration payable	1,000	---

Total current liabilities	9,883	7,891

Long-term debt, less current maturities	---	94
Other liabilities	168	1,040

Total liabilities	10,051	9,025

Total shareholders' equity	45,535	46,013

Total liabilities and shareholders' equity	$55,586	$55,038

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P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Year Ended December 31,
(In Thousand $)	2018	2017

Net revenue	$64,995	$58,974
Cost of sales	41,808	37,890
Gross profit	23,187	21,084
Selling, general and administrative expenses	21,705	21,034
Operating income	1,482	50
Other expense , net	(150)	(131)
Interest expense	(223)	(168)
Income (loss) before income taxes	1,109	(249)
Income tax expense	(253)	(635)
Net income (loss)	$856	$(884)

P&F INDUSTRIES INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (UNAUDITED)

	For the Year Ended December 31,
	2018	2017

Basic earnings (loss) per share	$0.24	$(0.25)
Diluted earnings (loss) per share	$0.23	$(0.25)

P & F INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF EBITDA – (EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION)
(UNAUDITED)

(In Thousands $)	For the Year Ended December 31,
	2018	2017
Net income (loss)	$856	$(884)
Add:
Depreciation and amortization	2,085	2,109
Interest expense	223	168
Income tax expense	253	635

EBITDA (1)	$3,417	$2,028

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

### End ###

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